Sullivan & Cromwell
125 Broad Street
New York, NY 10004-2498



                                                  February 4, 1999

Ford Motor Company
The American Road
Dearborn, MI 48121


Ladies and Gentlemen:

     As special tax counsel to Ford Motor Company (the "Company") in connection with the issuance by the Company of $1,500,000,000 aggregate principal amount of its 6-3/8% Debentures due February 1, 2029, we hereby confirm to you our opinion as set forth under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement dated February 2, 1999 for the Debentures.

     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Company's current report on Form 8-K and the reference to us under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement. By giving the foregoing consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                   Very truly yours,


                                   /s/Sullivan & Cromwell
                                   Sullivan & Cromwell